Exhibit 99.(g)(3)

Schedule A
to the Custodian Agreement
between Cavanal Hill Funds
and
BOKF, NA (f/k/a Bank of Oklahoma, N.A.)
September 5, 1990

As Amended January 31, 2014

Name of Fund

Cavanal Hill U. S. Treasury Fund

Cavanal Hill Cash Management Fund

Cavanal Hill Tax-Free Money Market Fund

Cavanal Hill Short-Term Income Fund

Cavanal Hill Intermediate Bond Fund

Cavanal Hill Bond Fund

Cavanal Hill Intermediate Tax-Free Bond Fund

Cavanal Hill Balanced Fund

Cavanal Hill U.S. Large Cap Equity Fund

Cavanal Hill Opportunistic Fund

Cavanal Hill World Energy Fund

Cavanal Hill Funds

/s/ James L. Huntzinger
By: James L. Huntzinger
Date: January 31, 2014

BOKF, NA

/s/ Scott B. Grauer
By: Scott B. Grauer
Date: January 31, 2014

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